EXHIBIT 10.1

RICARDO LARA

CALIFORNIA INSURANCE COMMISSIONER

September 7, 2021	via email to mbudnitsky@unicoamerican.com

Mr. Michael Budnitsky

President and CEO

Crusader Insurance Company

26050 Mureau Road

Calabasas, CA 91302-3171

SUBJECT:	Crusader Insurance Company – Appointment of Special Examiner; Administrative Supervision Agreement

Dear Mr. Budnitsky:

As you know, the California Department of Insurance’s (“CDI”) examination of Crusader Insurance Company’s (“Crusader”) financial books and records is ongoing. CDI acknowledges that Crusader is preparing a response that addresses the deficiencies in Crusader’s Revised Risk-Based Capital (“RBC”) Plan, and that such response is due by October 4, 2021 (45 days from CDI’s August 19 letter). However, notwithstanding the preceding, CDI has significant concerns about Crusader’s financial stability. CDI also has significant concerns about the effects on Crusader and Crusader’s California policyholders of a potential bankruptcy of Unico American Corporation (“Unico”), the parent company of Crusader, as addressed in Unico’s “Going Concern” memo, dated August 15, 2021 (received by CDI on August 20, 2021).

Therefore, in accordance with California Insurance Code (“CIC”) Section 733(g), please be advised that the California Insurance Commissioner (“Commissioner”) has appointed Mr. Joseph B. Holloway as Special Examiner to be the onsite supervisor of CDI’s examination of Crusader. Mr. Holloway will contact you directly to make the necessary arrangements.

Further, in order to protect Crusader’s policyholders and the general public, CDI requests that Crusader enter into this Administrative Supervision Agreement (“Agreement”), the terms of which are as follows:

FINANCIAL SURVEILLANCE BRANCH
1901 Harrison Street – 6th Floor
Oakland, CA 94612
Susan Bernard – Deputy Insurance Commissioner
(415) 538-4073
Susan.Bernard@Insurance.ca.gov

M. Budnitsky

Crusader – Supervision Agreement

September 7, 2021

1.

It is understood that senior officers and members of the Board of Directors of Crusader will communicate freely with the Special Examiner and that the Special Examiner will have unfettered access to and the full cooperation of such individuals as may be requested by the Special Examiner.

2.

This Agreement and all working papers, recorded information, documents and copies thereof and other information obtained by or disclosed to the Special Examiner in the course of the examination shall receive confidential treatment as provided in CIC Section 735.5(c), except that CDI may share such information and documents with other state regulators pursuant to a confidentiality agreement. This provision does not apply to documents already deemed public by law or regulations, including but not limited to, quarterly financial statements.

3.

The costs for the Special Examiner, and any staff he may retain to assist him, shall be borne by Crusader, in accordance with CIC Section 733(g). In that regard, the Special Examiner requires a retainer of $50,000 to be deposited with the Commissioner’s designee within three (3) business days of execution of this Agreement. The retainer will be returned at the end of the period of examination, net of any unpaid invoices relating to the examination.

4.

While this Agreement is in effect, Crusader shall not do any of the following without the prior written approval of the Commissioner, the Special Examiner or the Special Examiner’s appointed representative:

a.

Make any payments to, engage in any transaction or enter into any agreement with, any affiliated or otherwise related person or entity if the cost to Crusader is an individual payment of more than $5,000, or aggregate payments of more than $20,000. The Special Examiner will meet with Crusader to develop a list of recurring payments that may not require prior written approval.

b.

Make any payments to, engage in any transaction or enter into any agreement with, any non-affiliated or otherwise unrelated person or entity if the cost to Crusader is an individual payment of more than $5,000, or aggregate payments of more than $20,000. The Special Examiner will meet with Crusader to develop a list of recurring payments that may not require prior written approval.

c.	Pay any dividend of any amount.

d.	Except as provided in 4.a. above, make any payments to or on behalf of Unico in connection with any agreement entered into between Crusader and Unico.

M. Budnitsky

Crusader – Supervision Agreement

September 7, 2021

e.	Make any loans to affiliates, officers, directors, shareholders, or third parties.

f.	Incur any debt, obligation or liability greater than $5,000.

g.	Enter into any new reinsurance contract or treaty or amend any existing reinsurance contract or treaty.

h.	Make any material changes in management and essential staffing.

i.	Increase salaries or benefits of officers or directors or make any preferential payment of bonuses or other payments considered legally preferential.

j.

Make any other material changes in its normal course of operations, including but not limited to, entering into new lines of business, making major corporate reorganizations, redomesticating from California, etc.

Nothing in this Agreement shall restrict Crusader or Unico from pursuing a sale or a restructuring of Crusader subject to regulatory approvals and requirements.

Except as otherwise provided in this Agreement, Crusader shall immediately notify the Commissioner or the Special Examiner in writing of any adverse corporate events or developments, including but not limited to, any event or development that could have a material adverse effect on the business, operations, property, assets, liabilities or condition of Crusader or its affiliates.

The Commissioner reserves the right to amend or supplement the conditions of this Agreement and to take further regulatory action, in his sole discretion, as the Commissioner deems necessary and appropriate.

This Agreement shall remain in effect until the Commissioner provides written notice to Crusader that the Agreement is terminated, or until such time that an Administrative Order or Superior Court order supersedes this Agreement.

Within five business days of the date of this letter, Crusader shall obtain a resolution from its Board of Directors in which they consent to the terms of this Agreement and that authorizes Mr. Michael Budnitsky, President and CEO of Crusader, to execute this Agreement on behalf of Crusader.

M. Budnitsky

Crusader – Supervision Agreement

September 7, 2021

Should you have any questions about this letter, please contact Jack Hom, Senior Attorney, at Jack.Hom@insurance.ca.gov.

Please sign the acknowledgment below to indicate Crusader’s agreement and acceptance of this voluntary oversight arrangement.

Thank you.

Sincerely,

/s/ Susan Bernard

Susan Bernard

Acknowledged and Agreed by:

CRUSADER INSURANCE COMPANY

/s/ Michael Budnitsky	9/10/2021
Michael Budnitsky	Date
President and CEO